                            ARTICLES SUPPLEMENTARY
                                    TO THE
                 AMENDED AND RESTATED DECLARATION OF TRUST OF
                      EQUITY RESIDENTIAL PROPERTIES TRUST

     Pursuant to Section 8-203(b) of the Corporations and Associations Article of the Annoted Code of the State of Maryland, as amended.

1.   The name of the trust (the "Trust") is Equity Residential Properties Trust.

2. Pursuant to authority granted under Section 5.3 of the Trust's Declaration of Trust, the Board of Trustees of the Trust hereby establishes a series of preferred shares of beneficial interest designated 8.60% Series D Cumulative Redeemable Preferred Shares of Beneficial Interest (Liquidation Preference $250.00 Per Share) (the "Series D Preferred Shares") on the following terms:

     A.   Certain Definitions.
          -------------------

          Unless the context otherwise requires, the terms defined in this subparagraph A of paragraph 2 shall have, for all purposes of these Articles Supplementary, the meanings herein specified (with terms defined in the singular having comparable meanings when used in the plural).

          "Business Day" shall mean any day, other than a Saturday or Sunday, that is neither a legal holiday nor a day on which banking institutions in New York City are authorized or required by law, regulation or executive order to close.

          "Common Shares" shall mean the common shares of beneficial interest, $.01 par value per share, of the Trust.

          "Distribution Period" shall have the meaning set forth in subparagraph
(3) of paragraph B.

          "Junior Shares" shall have the meaning set forth in subparagraph (2) of paragraph B.

          "Person" shall mean an individual, corporation, partnership, estate, trust (including a trust qualified under Section 401(a) or 501(c)(17) of the Code), a portion of a trust permanently set aside for or to be used exclusively for the purposes described in Section 642(c) of the Code, association, private foundation within the meaning of Section 509(a) of the Code, joint stock company or other entity, and also includes a group as that term is used for purposes of
Section 13(d)(3) of the Securities Exchange Act of 1934, as amended; but does not include an underwriter which participates in a public offering of the Series D Preferred Shares provided that the ownership of Series D Preferred Shares by such Underwriter would not result in the Trust being "closely held" within the meaning of Section 856(h) of the Code, or would otherwise result in the Trust failing to qualify as a REIT.

          "Preferred Shares" shall mean preferred shares of beneficial interest, including Series A Preferred Shares, Series B Preferred Shares, Series C Preferred Shares and Series D Preferred Shares.
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          "Quarterly Distribution Date" shall have the meaning set forth in subparagraph (3) of paragraph B below.

          "Record Date" shall have the meaning set forth in subparagraph (3) of paragraph B below.

          "REIT" shall mean a Real Estate Investment Trust under Section 856 of the Code.

          "Series D Redemption Date" shall have the meaning set forth in subparagraph (5) of paragraph B below.

          "Series D Redemption Price" shall have the meaning set forth in subparagraph (5) of paragraph B below.

     B.   Series D Preferred Shares
          -------------------------

          (1) Number. The maximum number of shares of the Series D Preferred Shares shall be 805,000.

          (2) Relative Seniority. In respect of rights to receive distributions and to participate in distributions or payments in the event of any Liquidation, dissolution or winding up of the Trust, the Series D Preferred Shares shall rank pari passu with any other preferred shares of beneficial interest of the Trust, including the 9 3/8% Series A Cumulative Redeemable Preferred Shares of Beneficial Interest ($0.01 par value per share) (liquidation value $25.00 per share) (the "Series A Preferred Shares"), the 9 1/8% Series B Cumulative Redeemable Preferred Shares of Beneficial Interest ($0.01 par value per share) (liquidation value $250.00 per share) (liquidation preference equivalent to $25.00 per Depositary Share) (the "Series B Preferred Shares"), and the 9 1/8% Series C Cumulative Redeemable Preferred Shares of Beneficial Interest ($0.01 par value per share) (liquidation value $250.00 per share) (liquidation preference equivalent to $25.00 per Depositary Share) (the "Series C Shares") and will rank senior to the Common Shares and any other class or series of shares of beneficial interest of the Trust ranking, as to distributions and upon Liquidation, junior (collectively, the "Junior Shares") to the Series A Preferred Shares, the Series B Preferred Shares, the Series C Preferred Shares or the Series D Preferred Shares.

          (3) Distributions. The holders of the then outstanding Series D Preferred Shares shall be entitled to receive, when and as declared by the Board of Trustees out of any funds legally available therefor, cumulative distributions at the rate of $2.15 per share per year, payable in equal amounts of $.5375 per share quarterly in cash on the fifteenth day, or if not a Business Day, the next succeeding Business Day, of January, April, July and October in each year, beginning July 15, 1997 (each such day being hereinafter called a "Quarterly Distribution Date" and each period ending on a Quarterly Distribution Date being hereinafter called a "Distribution Period"), to shareholders of record at the close of business on such date as shall be fixed by the Board of Trustees at the time of declaration of the distribution (the "Record Date"), which shall not be less than 10 nor more than 30 days preceding the Quarterly Distribution Date. The amount of any distribution payable for the initial Distribution Period and for any other Distribution Period shorter than a full Distribution Period shall be prorated and

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computed on the basis of a 360-day year of twelve 30-day months. Distributions on each share of Series D Preferred Shares shall accrue and be cumulative from and including the date of original issue thereof, whether or not (i) distributions on such shares are earned or declared or (ii) on any Quarterly Distribution Date there shall be funds legally available for the payment of distributions. Distributions paid on the Series D Preferred Shares in an amount less than the total amount of such distributions at the time accrued and payable on such shares shall be allocated pro rata on a per share basis among all such shares at the time outstanding.

          The amount of any distributions accrued on any Series D Preferred Shares at any quarterly Distribution Date shall be the amount of any unpaid distributions accumulated thereon, to and including such Quarterly Distribution Date, whether or not earned or declared, and the amount of distributions accrued on any Series D Preferred Shares at any date other than a Quarterly Distribution Date shall be equal to the sum of the amount of any unpaid distributions accumulated thereon, to and including the last preceding Quarterly Distribution Date, whether or not earned or declared, plus an amount calculated on the basis of the annual distribution rate of $2.15 for the period after such last preceding Quarterly Distribution Date to and including the date as of which the calculation is made based on a 360-day year of twelve 30-day months.

          Except as provided in these Articles, the Series D Preferred Shares shall not be entitled to participate in the earnings or assets of the Trust.

          (4)  Liquidation Rights.
               ------------------

               (a) Upon the voluntary or involuntary dissolution, liquidation or winding up of the Trust, the holders of the Series D Preferred Shares then outstanding shall be entitled to receive and to be paid out of the assets of the Trust available for distribution to its shareholders, before any payment or distribution shall be made on any Junior Shares, the amount of $250.00 per Series D Preferred Share, plus accrued and unpaid distributions thereon.

               (b) After the payment to the holders of the Series D Preferred Shares of the full preferential amounts provided for in this paragraph B, the holders of the Series D Preferred Shares as such shall have no right or claim to any of the remaining assets of the Trust.

               (c) If, upon any voluntary or involuntary dissolution, liquidation, or winding up of the Trust, the amounts payable with respect to the preference value of the Series D Preferred Shares and any other shares of beneficial interest of the Trust ranking as to any such distribution on a parity with the Series D Preferred Shares are not paid in full, the holders of the Series D Preferred Shares and of such other shares will share ratably in any such distribution of assets of the Trust in proportion to the full respective preference amounts to which they are entitled.

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

               (d) Neither the sale of all or substantially all the property or business of the Trust, nor the merger or consolidation of the Trust into or with any other entity or the merger or consolidation of any other entity into or with the Trust, shall be deemed to be a dissolution, Liquidation or winding up, voluntary or involuntary, for the purposes of this paragraph B.

          (5)  Redemption.
               ----------

               (a) Optional Redemption. On and after June 1, 2007, the Trust may, at its option, redeem at any time all or, from time to time, part of the Series D Preferred Shares at a price per share (the "Series D Redemption Price"), payable in cash, of $250.00 per Series D Preferred Share, together with all accrued and unpaid distributions to and including the date fixed for redemption (the "Series D Redemption Date").

               (b)  Procedures for Redemption.
                    -------------------------

                         (i) Notice of any redemption will be mailed by the Trust, postage prepaid, not less than 30 nor more than 60 days prior to the Series D Redemption Date, addressed to the holders of record of the Series D Preferred Shares to be redeemed at their addresses as they appear on the share transfer records of the Trust. No failure to give such notice or any defect therein or in the mailing thereof shall affect the validity of the proceedings for the redemption of any Series D Preferred Shares except as to the holder to whom the Trust has failed to give notice or except as to the holder to whom notice was defective. In addition to any information required by law or by the applicable rules of any exchange upon which Series D Preferred Shares may be listed or admitted to trading, such notice shall state: (a) the Series D Redemption Date; (b) the Series D Redemption Price; (c) the number of Series D Preferred Shares to be redeemed; (d) the place or places where certificates for such shares are to be surrendered for payment of the Series D Redemption Price; and (e) that distributions on the shares to be redeemed will cease to accumulate on the Series D Redemption Date.

                         (ii) If notice has been mailed in accordance with subparagraph (5)(b)(i) above and provided that on or before the Series D Redemption Date specified in such notice all funds necessary for such redemption shall have been irrevocably set aside by the Trust, separate and apart from its other funds in trust for the pro rata benefit of the holders of the Series D Preferred Shares so called for redemption, so as to be, and to continue to be available therefor, then, from and after the Series D Redemption Date, distributions on the Series D Preferred Shares

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

                    so called for redemption shall cease to accumulate, and said shares shall no longer be deemed to be outstanding and shall not have the status of Series D Preferred Shares and all rights of the holders thereof as shareholders of the Trust (except the right to receive the Series D Redemption Price) shall cease. Upon surrender, in accordance with said notice, of the certificates for any Series D Preferred Shares so redeemed (properly endorsed or assigned for transfer, if the Trust shall so require and the notice shall so state), such Series D Preferred Shares shall be redeemed by the Trust at the Series D Redemption Price. In case fewer than all the Series D Preferred Shares represented by any such certificate are redeemed, a new certificate or certificates shall be issued representing the unredeemed Series D Preferred Shares without cost to the holder thereof.

                         (iii) Any funds deposited with a bank or trust company for the purpose of redeeming Series D Preferred Shares shall be irrevocable except that:

                                (A) the Trust shall be entitled to receive from such bank or trust company the interest or other earnings, if any, earned on any money so deposited in trust, and the holders of any shares redeemed shall have no claim to such interest or other earnings; and

                                (B) any balance of monies so deposited by the Trust and unclaimed by the holders of the Series D Preferred Shares entitled thereto at the expiration of two years from the applicable Series D Redemption Date shall be repaid, together with any interest or other earnings earned thereon, to the Trust, and after any such repayment, the holders of the shares entitled to the funds so repaid to the Trust shall look only to the Trust for payment without interest or other earnings.

                         (iv) No Series D Preferred Shares may be redeemed except with funds legally available for the payment of the Series D Redemption Price.

                         (v) Unless full accumulated distributions on all Series D Preferred Shares shall have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for payment for all past Distribution Periods and the then current Distribution Period, no Series D

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

                    Preferred Shares shall be redeemed (unless all outstanding Series D Preferred Shares are simultaneously redeemed) or purchased or otherwise acquired directly or indirectly (except by conversion into or exchange for capital shares of the Trust ranking junior to the Series D Preferred Shares as to distributions and upon liquidation); provided, however, that the foregoing shall not prevent the redemption of Series D Preferred Shares pursuant to Article VII of the Declaration of Trust or the purchase or acquisition of Series D Preferred Shares pursuant to a purchase or exchange offer made on the same terms to holders of all outstanding shares of Series D Preferred Shares.

                         (vi) If the Series D Redemption Date is after a Record Date and before the related Quarterly Distribution Date, the distribution payable on such Quarterly Distribution Date shall be paid to the holder in whose name the Series D Preferred Shares to be redeemed are registered at the close of business on such Record Date notwithstanding the redemption thereof between such Record Date and the related Quarterly Distribution Date or the Trust's default in the payment of the distribution due.

                         (vii) In case of redemption of less than all Series D Preferred Shares at the time outstanding, the Series D Preferred Shares to be redeemed shall be selected pro rata from the holders of record of such shares in proportion to the number of Series D Preferred Shares held by such holders (with adjustments to avoid redemption of fractional shares) or by any other equitable method determined by the Trust.

          (6) Voting Rights. Except as required by law, the holders of the Series D Preferred Shares shall not be entitled to vote at any meeting of the shareholders for election of trustees or for any other purposes or otherwise to participate in any action taken by the Trust or the shareholders thereof, or to receive notice of any meeting of shareholders.

               (a) In any matter in which the Series D Preferred Shares are entitled to vote (as expressly provided herein or as may be required by law), including any action by written consent, each Series D Preferred Share shall be entitled to 10 votes, each of which 10 votes may be directed separately by the holder thereof (or by any proxy or proxies of such holder). With respect to each Series D Preferred Share, the holder thereof may designate up to 10 proxies, with each such proxy having the right to vote a whole number of votes (totaling 10 votes per Series D Preferred Share).

               (b) Whenever distributions on any Series D Preferred Shares shall be in arrears for six or more quarterly periods, the holders of the Depositary Shares representing such Series D Preferred Shares, voting separately as a class with all other series of Preferred

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

                    Shares upon which like voting rights have been conferred and are exercisable, will be entitled to vote for the election of two additional Trustees of the Trust at a special meeting called by the holders of record of at least ten percent (10%) of any series of Preferred Shares so in arrears (unless such request is received less than 90 days before the date fixed for the next annual or special meeting of the shareholders) or at the next annual meeting of shareholders, and at each subsequent annual meeting until all distributions accumulated on such Series D Preferred Shares for the past distribution periods and the then current distribution period shall have been fully paid or declared and a sum sufficient for the payment thereof set aside for payment. In such case, the entire Board of Trustees of the Trust will be increased by two Trustees.

               (c) So long as any Series D Preferred Shares remain outstanding, the Trust will not, without the affirmative vote or consent of the holders of at least two-thirds of the Series D Preferred Shares outstanding at the time, given in person or by proxy, either in writing or at a meeting (such series voting separately as a class), (i) authorize or create, or increase the authorized or issued amount of, any class or series of shares of beneficial interest ranking prior to the Series D Preferred Shares with respect to the payment of distributions or the distribution of assets upon liquidation, dissolution or winding up or reclassify any authorized shares of beneficial interest of the Trust into such shares, or create, authorize or issue any obligation or security convertible into or evidencing the right to purchase any such shares; or (ii) amend, alter or repeal the provisions of the Trust's Declaration of Trust or the Articles Supplementary for the Series D Preferred Shares whether by merger, consolidation or otherwise (an "Event"), so as to materially and adversely affect any right, preference, privilege or voting power of the Series D Preferred Shares or the holders thereof; provided, however, with respect to the occurrence of any of the Events set forth in (ii) above, so long as the Series D Preferred Shares remain outstanding with the terms thereof materially unchanged, taking into account that upon the occurrence of an Event, the Trust may not be the surviving entity, the occurrence of any such Event shall not be deemed to materially and adversely affect such rights, preferences, privileges or voting power of holders of Series D Preferred Shares and provided further that (x) any increase in the amount of the authorized Preferred Shares or the creation or issuance of any other Series D Preferred Shares, or (y) any increase in the amount of authorized Series D Preferred Shares or any other Preferred Shares, in each case ranking on a parity with or junior to the Series D Preferred Shares with respect to payment of distributions or the distribution of assets upon liquidation,

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

                    dissolution or winding up, shall not be deemed to materially and adversely affect such rights, preferences, privileges or voting powers.

     The foregoing voting provisions will not apply if, at or prior to the time when the act with respect to which such vote would otherwise be required shall be effected, all outstanding Series D Preferred Shares shall have been redeemed or called for redemption and sufficient funds shall have been deposited in trust to effect such redemption.

          (7) Conversion. The Series D Preferred Shares are not convertible into or exchangeable for any other property or securities of the Trust, except into Excess Shares in connection with maintaining the ability of the Trust to qualify as a REIT.

     C. Articles VII of the Trust's Declaration of Trust shall be supplemented by adding the following new section 7.26.

               7.26  Special Rules for Series D Preferred Shares
                     -------------------------------------------

     A.   Certain Definitions.
          -------------------

          For purposes of this section 7.26 the following terms shall have the following meanings:

          "Closing Date of the Series D Preferred Shares Offering" shall mean the time and date of payment for and delivery of Series D Preferred Shares issued pursuant to the Trust's effective registration statement for such Series D Preferred Shares filed under the Securities Act of 1933, as amended.

         "Special Triggering Event" shall mean either (i) the redemption or purchase by the Trust of all or a portion of the outstanding shares of beneficial interest in the Trust, or (ii) a change in the value of the Series D Preferred Shares relative to any other class of beneficial interest in the Trust.

     B. Special Triggering Event. If during the period commencing on the Closing Date of the Series D Preferred Shares Offering and prior to the Restriction Termination Date, a Special Triggering Event (if effective) or other event or occurrence (if effective) would result in any violation of section 7.2(a) of the Trust's Declaration of Trust (or would result in the Trust being "closely held" within the meaning of Section 856(h) of the Code or would otherwise cause the Trust to fail to qualify as a REIT), then (i) the number of Series D Preferred Shares (rounded up to the nearest whole share) that would (but for this section 7.26) cause any Person to Beneficially Own either Series D Preferred Shares, or to Beneficially own Series D Preferred Shares and any other shares of beneficial interest in the Trust, in violation of section 7.2(a) (or would result in the Trust being "closely held" or otherwise fail to qualify as a
REIT) shall constitute "Excess Shares" and shall be treated as provided in
Article VII. Such designation and treatment shall be effective as of the close of business on the Business Day prior to the date of the Special Triggering Event or other event or occurrence.

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

     C. Ambiguity. In the case of an ambiguity in the application of any of the provisions of this section 7.26, including any definition contained in paragraph A, the Board of Trustees shall have the power to determine the application of this section 7.26 with respect to any situation based on the facts known to it (subject, however, to the provisions of Section 7.2(a)).

3.   Exclusion of Other Rights.
     -------------------------

     Except as may otherwise be required by law, the Series D Preferred Shares shall not have any voting powers, preferences and relative, participating, optional or other special rights, other than those specifically set forth in these Articles Supplementary (as such Articles Supplementary may be amended from time to time) and in the Declaration of Trust. The Series D Preferred Shares shall have no preemptive or subscription rights.

4.   Headings of Subdivisions.
     ------------------------

     The headings of the various subdivisions hereof are for convenience of reference only and shall not affect the interpretation of any of the provisions hereof.

5.   Severability of Provisions.
     --------------------------

     If any voting powers, preferences and relative, participating, optional and other special rights of the Series D Preferred Shares and qualifications, limitations and restrictions thereof set forth in these Articles Supplementary (as such Articles Supplementary may be amended from time to time) is invalid, unlawful or incapable of being enforced by reason of any rule of law or public policy, all other voting powers, preferences and relative, participating, optional and other special rights of Series D Preferred Shares and qualifications, limitations and restrictions thereof set forth in these Articles Supplementary (as so amended) which can be given effect without the invalid, unlawful or unenforceable voting powers, preferences and relative, participating, optional or other special rights of Series D Preferred Shares and qualifications, limitations and restrictions thereof herein set forth shall be deemed dependent upon any other such voting powers, preferences and relative, participating, optional or other special right of Series D Preferred Shares and qualifications, limitations and restrictions thereof unless so expressed herein.

6. These Articles Supplementary of the Declaration of Trust were duly adopted by the Board of Trustees of the Trust. Shareholder action was not required.

     IN WITNESS WHEREOF, I hereby certify that I am a Senior Vice President of Equity Residential Properties Trust (the "Trust") and that as such, I am authorized to execute and file with the Maryland State Department of Assessments and Taxation these Articles Supplementary to the Amended and Restated Declaration of Trust (the "Articles Supplementary") on behalf of the Trust and I further certify on behalf of the Trust that these Articles Supplementary were authorized by the Board of Trustees at a meeting held on May 16, 1997 and are still in full force and effect as of the date hereof. I further certify that my signature to this document is my free act and deed, that to the best of my knowledge, information and belief, the matters and facts set forth herein are true in all material respects and that this statement is made under penalty of perjury.



                                       EQUITY RESIDENTIAL PROPERTIES TRUST



                                       /s/ Michael J. McHugh
                                       ----------------------------------------
                                       Michael J. McHugh, Senior Vice President,
                                       Chief Accounting Officer and Treasurer


     The undersigned, Mariann J. Demkovich, an Assistant Secretary of the Trust, hereby certifies that Michael J. McHugh is a Senior Vice President of the Trust and that the signature set forth above is his genuine signature.

     IN WITNESS WHEREOF, the undersigned has hereunto set her hand this 16th day of May, 1997.

                                       /s/ Mariann J. Demkovich
                                       ----------------------------------------
                                       Mariann J. Demkovich, Assistant Secretary

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